MDU Resources Increases Earnings Guidance for 2005, Provides 2006 Earnings Guidance

BISMARCK, N.D. — Nov. 30, 2005 — MDU Resources Group, Inc. (NYSE:MDU) announced that the company is increasing its 2005 earnings per share guidance. Projected earnings per common share, diluted, for 2005 are expected to be in the range of $2.20 to $2.35, an increase from previous guidance of $2.10 to $2.30. The company also announced projections on earnings per common share for 2006. Earnings per common share, diluted, for 2006 are expected to be in the range of $2.00 to $2.20.

“MDU Resources, through its solid reserve base of natural resources, income producing assets and employee expertise, will have another record year in 2005 and a solid year in 2006,” said Chairman of the Board and Chief Executive Officer Martin A. White.

“In 2006, we anticipate earnings improvements at most of our businesses with the expectation of improved margins at both our construction materials and utility services segments. However, we expect earnings at our independent power production segment to be substantially lower due to the absence of earnings related to the sale of the Termoceará generating facility and higher interest expense resulting from construction of the Hardin, Mont., generating facility.”

                                                                                 OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from the company’s targeted growth, revenue and earnings projections.

MDU Resources Group, Inc.

  Earnings per common share for 2005, diluted, are projected in the range of $2.20 to $2.35, an increase from prior guidance of $2.10 to $2.30.
  Earnings per common share for 2006, diluted, are projected in the range of $2.00 to $2.20.
  The company’s long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
  The company anticipates investing approximately $790 million in capital expenditures during 2005 and approximately $475 million in 2006.

Natural Gas and Oil Production

  In 2005, the company expects combined natural gas and oil production to approximate or be down slightly from the record levels achieved in 2004, reflecting the effects of ongoing litigation relating to certain coalbed natural gas properties and the company’s estimate of the impacts from hurricanes Katrina and Rita. As a result of these storms, the company is estimating that approximately 10,000 Mcf equivalent to 12,000 Mcf equivalent of net daily production is currently shut in. By the end of 2005, the company anticipates that the level of production shut in will be less than 10,000 Mcf equivalent of net daily production, with the remaining production to be back on line in 2006.
  The company’s long-term goals for production growth are in the range of 7 percent to 10 percent. In 2006, the company expects a combined natural gas and oil production increase to be at least in that range, with the possibility of exceeding the upper end of the range.
  The company is expecting to drill more than 300 wells per year in 2005 and 2006.
  Estimates for natural gas prices in the Rocky Mountain region reflected in the company’s 2006 guidance are in the range of $5.50 to $6.00 per Mcf, and estimates for the natural gas prices on the NYMEX are in the range of $6.75 to $7.25 per Mcf. During 2005, the company expects that more than three-fourths of its natural gas production will be priced using Rocky Mountain or other non-NYMEX prices.
  Estimates of NYMEX crude oil prices, reflected in the company’s 2006 guidance, are projected in the range of $50 to $55 per barrel.
  For 2006, the company has hedged approximately 30 percent to 35 percent of its estimated natural gas production and approximately 15 percent to 20 percent of its estimated oil production. The hedges that are in place as of Nov. 30, 2005, for 2006 are summarized below:
Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu)/(Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.00-$7.60
Natural Gas	Ventura	1/06 - 12/06	3,650,000	$6.655
Natural Gas	CIG	1/06 - 3/06	900,000	$7.16
Natural Gas	CIG	1/06 - 3/06	810,000	$7.05
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.75-$7.71
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.75-$7.77
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$7.00-$8.85
Natural Gas	NYMEX	1/06 - 12/06	1,825,000	$7.75-$8.50
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$7.76
Natural Gas	CIG	4/06 - 12/06	1,375,000	$6.50-$6.98
Natural Gas	CIG	4/06 - 12/06	1,375,000	$7.00-$8.87
Natural Gas	Ventura	1/06 - 12/06	912,500	$8.50-$10.00
Natural Gas	Ventura	1/06 - 12/06	912,500	$8.50-$10.15
Crude Oil	NYMEX	1/06 - 12/06	182,500	$43.00-$54.15
Crude Oil	NYMEX	1/06 - 12/06	146,000	$60.00-$69.20

            *Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system.

Construction Materials and Mining

  Revenues in 2005 are expected to be approximately 15 percent to 20 percent higher than 2004 levels driven primarily by increased construction materials prices and construction activity.
  Aggregate, asphalt and ready-mixed concrete volumes in 2005 are expected to be slightly higher than 2004 levels.
  Revenues in 2006 are expected to increase slightly over projected 2005 levels.
  The company anticipates margins to improve somewhat in 2006 compared to 2005 levels due primarily to higher expected aggregate and construction margins in Texas.
  In 2006, aggregate, asphalt and ready-mixed concrete volumes are expected to be slightly higher than projected 2005 levels.
  Construction backlog as of Sept. 30, 2005, was approximately $597 million, compared to $501 million at Sept. 30, 2004.
Independent Power Production
  Earnings for 2005 are expected to be somewhat lower than 2004 earnings primarily because of benefits realized in 2004 from foreign currency gains and the effects of the embedded derivative in the Brazilian electric power sales contract, as well as the absence of ongoing earnings resulting from the MPX Termoceará sale.
  Earnings for 2006 are expected to be significantly lower than 2005 projected earnings largely because of the absence of the gain on the sale of the MPX Termoceará generating facility and higher interest expense.
  The company is constructing a 116-megawatt coal-fired electric generating facility near Hardin, Mont. A power sales agreement with Powerex Corp., a subsidiary of BC Hydro, has been secured for the entire output of the plant for a term expiring Oct. 31, 2008, with the purchaser having an option for a two-year extension. The projected on-line date for this plant is late 2005.

Pipeline and Energy Services

  In 2005, total natural gas gathering and transportation throughput is expected to be down approximately 5 percent from the record levels achieved in 2004.
  In 2006, total gathering and transportation throughput is expected to increase approximately 5 percent over projected 2005 levels.
  Firm capacity for the Grasslands Pipeline is 90,000 Mcf per day with expansion possible to 200,000 Mcf per day.

Electric

  The company is analyzing potential projects for accommodating load growth and replacing an expiring purchased power contract with owned generation. This will add to the company’s base load capacity and rate base. New generation is projected to be on line by 2011.
Natural Gas Distribution
  In September 2004, a natural gas rate case was filed with the Minnesota Public Utilities Commission requesting an increase of $1.4 million annually, or 4.0 percent. An interim increase of $1.4 million annually was approved by the commission effective Jan. 10, 2005, subject to refund. A final order on this case is expected in early 2006.
  In September 2005, a natural gas rate case was filed with the Montana Public Service Commission requesting an increase of $1.1 million annually, or 1.3 percent. The company requested an interim increase of $700,000 annually. A final order on this case is expected in mid-2006.
Utility Services
  Revenues are expected to be in the range of $600 million to $650 million in 2005.
  The company anticipates margins to increase substantially in 2005 as compared to 2004 levels.
  Revenues in 2006 are expected to increase by approximately 7 percent to 12 percent over projected 2005 levels.
  The company anticipates margins to increase somewhat in 2006 as compared to 2005 projected levels.
  Work backlog as of Sept. 30, 2005, was approximately $406 million, compared to $220 million at Sept. 30, 2004.

Webcast

The company will host a webcast Nov. 30 beginning at 12:30 p.m. EST. The event can be accessed at www.mdu.com. The replay will be available beginning at 3:30 p.m. EST Nov. 30.

Risk Factors and Cautionary Statements that May Affect Future Results

The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

  The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which cannot be predicted or controlled.
  The construction and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
  The company’s utility services segment operates in highly competitive markets characterized by low margins in a number of service lines and geographic areas. This segment’s ability to maintain profitability will depend upon improved capital spending for electric construction services and management’s continued ability to successfully focus the business on more profitable markets, reduce operating costs and implement process improvements in project management.
  Economic volatility affects the company’s operations as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
  The company relies on financing sources and capital markets. If the company is unable to obtain financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.
  Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.
  One of the company’s subsidiaries is subject to ongoing litigation in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.
  The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
  The value of the company’s investments in foreign operations may diminish because of political, regulatory and economic conditions in countries where the company does business.
  Weather conditions can adversely affect the company’s operations and revenues, with the recent hurricanes in the Gulf Coast region having caused some reduction in natural gas and oil production.
  Competition is increasing in all of the company’s businesses.
  Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

*         Acquisition, disposal and impairment of assets or facilities.

*         Changes in operation, performance and construction of plant facilities or other assets.

*         Changes in present or prospective generation.

*         The availability of economic expansion or development opportunities.

*         Population growth rates and demographic patterns.

*         Market demand for, and/or available supplies of, energy products and services.

*         Cyclical nature of large construction projects at certain operations.

*         Changes in tax rates or policies.

*         Unanticipated project delays or changes in project costs.

*         Unanticipated changes in operating expenses or capital expenditures.

*         Labor negotiations or disputes.

*         Inability of the various contract counterparties to meet their contractual obligations.

*         Changes in accounting principles and/or the application of such principles to the company.

*         Changes in technology.

*         Changes in legal or regulatory proceedings.

*         The ability to effectively integrate the operations and controls of acquired companies.

For a further discussion of these risk factors and cautionary statements, refer to the Introduction and to Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and Cautionary Statements that May Affect Future Results of the company’s most recent Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, electric and natural gas utilities, natural gas pipelines and energy services, and utility services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

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Contacts:

Financial:

Warren L. Robinson, Executive Vice President and Chief Financial Officer, (701) 530-1005

Media:

Linda Donlin, Director-Communications and Public Relations, (701) 530-1700